Exhibit 10.1

AMENDMENT AGREEMENT

This Amendment Agreement is entered into and effective this 24th day of August, 2011, by and between Cryo-Cell International, Inc. (the “Company”) and Mercedes Walton (the “Executive”).

RECITALS

A. The Company and the Executive entered into an Employment Agreement dated August 15, 2005, which has subsequently been twice amended (the “Employment Agreement”).

B. The Executive’s rights to compensation payable upon Disability and termination of employment under the terms of the Employment Agreement are currently subject to a substantial risk of forfeiture.

C. The Company and the Executive desire to further amend the terms of the Executive’s Employment Agreement to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree, and the Employment Agreement hereby is amended, as follows:

AMENDMENT

1. Subparagraph 3(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“b.	Automatic Termination Due To Death or Disability

If the Executive dies or suffers any Disability (as defined below) her employment pursuant to this Agreement shall automatically terminate on the date of her death or the Date of Disability (as defined below), as the case may be. For purposes of this Agreement, the Executive will be considered to have suffered a Disability if: (i) the Executive is unable to engage in any substantial gainful activity because of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) if the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. For purposes of this Agreement, the term “Date of Disability” shall be the 91st day following the Executive’s first absence as a result of being Disabled.

In the event of the Executive’s death or Disability, the Executive or the beneficiary named in the last written instrument signed by the Executive for the purposes of this Agreement and received by the Company prior to her death, or, if the Executive fails to name a beneficiary, her estate, shall be entitled to continue to receive her Base Salary (at the rate in effect at the time of her death or Disability) for a period of twelve (12) months following the Date of Disability, pursuant to the Company’s normal payroll practice; provided that such payments shall not be made if the Executive shall have been notified within 90 days prior to death or Disability of a breach of any of the terms of this Agreement in any material respect and such breach has not been cured or Executive had not begun a good faith attempt to cure such breach prior to her death or Disability.

The Executive or her beneficiary shall also receive accrued and unpaid Base Salary and accrued benefits pursuant to any applicable benefit or equity plans, practices, policies and programs provided by the Company, earned but unused vacation time for that calendar year, unreimbursed business-related expenses, in accordance with Company policy, unpaid earned bonuses for any prior completed fiscal year and a pro rata bonus for the fiscal year of expiration based upon actual performance for such fiscal year and the portion of the fiscal year prior to death or Disability. In addition the Sign-on Options shall be treated pursuant to subparagraph 2(d) above and the Executive’s shares of restricted stock, performance awards, stock appreciation rights, LTI awards and stock options granted to her by the Company (other than the Sign-on Options) through the date of termination shall be treated in accordance with the applicable plans and policies of the Company. The Executive represents that to her knowledge she is eligible from a medical viewpoint to be covered as a principal in a Corporate ‘Key Person’ Insurance Policy.”

2. Subparagraph 3(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“c.	Termination by the Company without Cause or by the Executive for Good Reason

The Company may terminate this Agreement at any time during the Term without Cause (as defined in subparagraph 3(g)) and the Executive may terminate this Agreement at any time for Good Reason (as defined below). Subject to subparagraph 3(d), in the event of termination for Good Reason, the Company shall pay the Executive a lump sum payment equal to the aggregate of twelve (12) months of her then Base Salary plus one times her annual bonus for the year prior to the year of termination (or if not yet declared or paid, the bonus she would be entitled to) at the time provided in the last paragraph of this subparagraph 3(c). Subject to subparagraph 3(d) below, in the event of termination without Cause, the Company shall pay the Executive a lump sum payment equal to the aggregate of twelve (12) months of her then Base Salary at the time provided in the last paragraph of this subparagraph 3(c). Further, in the event of termination without Cause, the Executive shall be entitled to receive a pro rata portion of the annual bonus for the year of termination based on the portion of the year during which the Executive was employed and the pro rata results for such year; such pro rata portion to be paid no later than March 15 of the year following the year of termination. The Executive shall also be paid for accrued and unpaid Base Salary, accrued benefits pursuant to any applicable benefit plans, unused vacation for that year, unreimbursed business-related expenses, in accordance with Company policy and any earned but unpaid bonus for any prior fiscal year. The Sign-on Options shall be treated pursuant to subparagraph 2(d) above. The unvested portion of Executive’s shares of restricted stock, performance awards, stock appreciation rights, LTI awards and stock options granted to her by the Company (other than the Sign-on Options) shall vest and become immediately exercisable and all options shall remain exercisable for one (1) year. In addition, following any such termination Executive shall still have the continued rights to indemnification and directors and officers liability insurance.

For purposes of this Agreement, the term “Good Reason” shall mean: (i) an assignment of duties to the Executive that are materially inconsistent with the Executive’s position (including status, title, and reporting requirements); (ii) a reduction or material restructure in the Executive’s position (including status, title and reporting requirements), or a material reduction in the Executive’s authority, duties or responsibilities; (iii) failure to elect or reelect the Executive to the Board or removal of the Executive from the Board; (iv) a material breach by the Company of the terms of this Agreement; (v) the failure of an assignee of this Agreement to assume this Agreement in writing delivered to the Executive in a form reasonably acceptable to the Executive; or (vi) requiring of the Executive to be principally based at any office or location more than thirty (30) miles from her current office. Notwithstanding the foregoing, no termination by the Executive for Good Reason under (iii) through (vi) above shall be effective unless the Executive shall have provided written notice to the Company of her intention to so terminate this Agreement, which notice sets forth in reasonable detail the conduct that the Executive believes to be the basis for the Good Reason termination, and the Company shall thereafter have failed to correct such conduct (or commence action to correct such conduct and diligently pursue such correction to completion) within thirty (30) days following the Company’s receipt of such notice.

The lump sum payments described in the second and third sentences of the first paragraph of this subparagraph 3(c) and indicated as payable at the time provided in this paragraph shall be made on the earlier of (A) the first day of the seventh month following the Executive’s Separation from Service (as defined in subparagraph 3(e)(ii) below) or (B) the Executive’s death, together with interest thereon from the date of such Separation from Service through the date of payment at the applicable federal rate, determined under Section 1274(d) of the Code.

3. The parties agree that this Amendment Agreement amends the Employment Agreement and that, except as amended herein, the Employment Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment Agreement as of the date first written above.

CRYO-CELL INTERNATIONAL, INC.

By	/s/ Jill Taymans
Name:	Jill Taymans
Title:	Vice President, Finance, and Chief Financial
Officer

/s/ Mercedes Walton
Executive